SCHEDULE 14A INFORMATION
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[ ]     Soliciting Materials Pursuant to ss.240.14a-12

                              Carver Bancorp, Inc.
--------------------------------------------------------------------------------
                    (Exact Name as Specified in its Charter)

                            Boston Bank of Commerce
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or
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

Dear ________________:

We are writing to ask for your support at the upcoming annual meeting of Carver Bancorp Shareholders. We are seeking two seats on Carver's eight-person Board of Directors. We believe our stock ownership in Carver together with our experience provide both the economic incentive and expertise that Carver's board so desperately lacks.

We own 170,700 shares of Carver stock representing 7.4% of the common stock outstanding. Our stock ownership means that we are financially committed to Carver's financial success. In addition, our own African American heritage inspires us to assist Carver in its mission to support the economic development of the African and Caribbean American community.

We believe one of the keys to building a strong sustainable black economic base is to have a strong financial institution to support the dreams and aspirations of inner-city communities. As the majority owners and senior managers of Boston Bank of Commerce ("BBoC"), we have exceeded these expectations. When we acquired BBoC in 1995, the bank was losing money and under a Cease & Desist regulatory order. Under our leadership, BBoC has nearly tripled its asset size and achieved record profitability.

In addition to our financial success, we play a leadership role in the economic development of the urban communities we serve. We have received an Outstanding Community Re-investment Act ("CRA") rating due to our community development activities and have been awarded the designation of Community Development Financial Institution ("CDFI") by the U.S. Department of Treasury.

In a desperate attempt to influence the upcoming election, Carver's Board issued shares on the record date, which carry 8.3% of Carver's voting power, to allies of the new chief executive officer. We have recently learned that it had also entered into a voting agreement with these allies. We believe that these shares, in addition to unfairly influencing the election, represent a very unfavorable economic deal for Carver. Boston Bank of Commerce sued Carver Bancorp to stop them from stuffing the ballot box with these newly issued shares. A court hearing is scheduled for February 16th. We are confident that the Court will find Carver's conduct unlawful.

Enclosed with this letter is our proxy statement, letter sent to all shareholders and information regarding BBOC and Carver which we believe demonstrates why all Carver shareholders need us to be directors. Please take the opportunity to read the enclosed materials and feel free to contact either one of us at (617) 457-4400 or via email: kcohee@bboc.com or twilliams@bboc.com. If you would like, we would be happy to meet with you to discuss our successes at BBOC and our hopes for Carver.

Please sign and date the BLUE proxy card that was sent to you previously with our proxy materials in a separate mailing. If you have any questions, need another proxy card or require assistance, please call our proxy solicitors, MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500 (call collect).

Sincerely,
[GRAPHIC OMITTED][GRAPHIC OMITTED]            [GRAPHIC OMITTED][GRAPHIC OMITTED]
Kevin Cohee                                   Teri Williams
Chairman & CEO                                Senior Vice President

THE MIAMI HERALD

BEEN THERE, DONE THAT THE NEW OWNERS OF PEOPLES BANK
ARE NO STRANGERS TO RESCUE OPERATIONS

Thursday, September 16, 1999
Section: Business
Edition: Final
Page: 1C
By INA PAIVA CORDLE, Herald Business Writer
Illustration: color photo: Kevin Cohee with Teri Williams (a), Peoples National Bank of Commerce (a)

Caption: Photos by CHUCK FADELY/Herald

RESCUE TEAM: Kevin Cohee and his wife, Teri Williams, are taking over an institution that was deemed on the brink of collapse by federal regulators.

Body: When the former Peoples National Bank of Commerce opened Monday morning, it had a new name, new owners, and the promise of renewed financial strength to help spur economic development in South Florida's African-American community.

Regulators seized troubled Peoples National Bank, Florida's only black-owned bank, late Friday, placing it in receivership and selling its assets to Boston Bank of Commerce, another African-American owned financial institution.

Harvard-educated bankers Kevin Cohee and his wife, Teri Williams, majority owners of Boston Bank of Commerce, plan to transfer their capital, lending experience and depth of management to the Liberty City bank, turning it into a profitable, vibrant bank.

"We think it is critically important that African-American communities have a viable and strong financial institution," Cohee said, "one that people feel comfortable with, and that is in a safe and sound condition."

Now called Peoples Bank of Commerce, the bank, which has a branch in Lauderdale Lakes, will operate independently, as a local institution, with the capital backing of Boston Bank of Commerce.

The Boston bank purchased Peoples' $34 million in assets at a $1.8 million discount. Peoples' depositors did not lose any money, because all deposits and loans were transferred.

The bank's former owners, principally Miami Times' owners Garth Reeves and his daughter Rachel, who had pumped more than $5 million in the past two years to keep the bank afloat, lost their investment.

Regulators closed Peoples, saying it was critically undercapitalized, with capital below the required 2 percent of assets. They said the bank was using unsafe and unsound banking practices, suffered from poor lending practices, improper record-keeping and accounting, and ineffective board and management supervision.

Cohee and Williams are no strangers to turning around a bank.

In 1995, Cohee and his wife purchased Boston Bank of Commerce, then a $55 million troubled institution operating under a cease-and-desist order and ranked at the lowest level by the Federal Deposit Insurance Corp.

Today, the bank is profitable, has $150 million in assets, and has earned the FDIC's highest ranking.

Massachusetts state Sen. Dianne Wilkerson, who represents Boston and has watched the bank's turnaround, said she has tremendous confidence in Cohee and Williams, whom she called "incredibly sharp, shrewd, no-nonsense business people."

Leonard C. Alkins, president of the Boston branch of the NAACP, shared that sentiment.

"I'm quite sure they will be responsible and sensitive and be able to provide the services that are needed," Alkins said.

Finance and banking are nothing new to the husband-and-wife banking team. Williams, a fourth generation Floridian who grew up in Indiantown, had been in charge of American Express' Gold Card marketing group. Cohee had been an investment banker for Salomon Brothers' banking group.

Even before they purchased Boston Bank of Commerce, Cohee and Williams in 1988 bought Military Professional Services, a bank geared to military personnel, through a leveraged buyout. They sold it for $47 million in 1993, becoming multi-millionnaires in the process.

Now, the couple will establish a second home in South Florida to oversee the revitalization of Peoples. They have brought with them a team of 11 bankers with a breadth of experience. The bank also expects to retain the vast majority of Peoples' 28 employees.

"What we are doing is continuing the legacy of Peoples," Cohee said. "We're not going to let our institution die. It was not going to happen.

"When we saw that it was in trouble, we invested our money, we brought our people down here, and we opened today."

e-mail: icordle@herald.com

                      Copyright 1999 American Banker, Inc.
                               The American Banker

                          September 15, 1999, Wednesday

SECTION: COMMUNITY/REGIONAL ; Pg. 6

LENGTH: 558 words

HEADLINE: Black-Owned Boston Bank Makes a Start on a Dream

BYLINE: By LOUIS WHITEMAN

BODY:

   Boston Bank of Commerce started realizing some ambitions last week when a purchase made it the only black-owned bank to operate in more than one state.

   On Friday the $150 million-asset bank bought two branches, $34 million of deposits, and some loans of Peoples National Bank of Commerce in Miami. Peoples National, the only black-owned bank in Florida, had been shut down earlier in the week by the Office of the Comptroller of the Currency, which cited poor lending and record-keeping practices, an ineffective board, and year- 2000 problems.

     The branches reopened Monday as Peoples Bank of Commerce, a division under the Boston bank's charter.

   Boston Bank of Commerce financed the $36 million purchase from its capital reserves. The deal vaulted it from 21st to 12th on Black Enterprise magazine's list of the largest black-owned banks.

   Kevin Cohee, the bank's chairman and chief executive officer, said he hopes the acquisition will prove the first of many.

   He has said repeatedly that he wants to build a national presence by buying minority-owned institutions doing business in single urban markets around the country.

   "The current wave of consolidation has to date bypassed the African-American sector," Mr. Cohee said. "Our leadership in consolidating African-American-owned banks will serve as a model."

   Robert Patrick Cooper, senior counsel for Boston Bank of Commerce, said it hopes to announce other purchases soon, but he declined to discuss specific opportunities.

   "The Miami bank is just the first step toward our goal to roll up African-American banks," Mr.

Cooper said.

   Boston Bank of Commerce has made two unsolicited bids in the past year for Carver Bancorp in New York, the parent of the nation's largest black-owned financial institution.

   Carver, which has $420 million of assets, rejected both bids. However, the Boston bank has bought 7% of Carver's stock and continues to push for a deal.

   Boston Bank of Commerce is also rumored to be a successful bidder for some of the branches to be divested by Fleet Financial Group and BankBoston Corp. in their $16 billion merger. The Justice Department approved the merger last month on the condition that more than $13 billion of deposits be divested, including 28 branches and $810 million of deposits set aside for community banks. Fleet and BankBoston announced this month that Sovereign Bancorp in Wyomissing, Pa., would buy the lion's share of what is divested.

   "We continue to hold our stake in Carver and are looking at several other acquisitions within New England and beyond," said Mr. Cooper

   The winning bidders among the community banks have not been announced.

   Mr. Cohee said he believes he can turn his new Miami operations around as he did Boston Bank of Commerce.

   He and his wife, senior vice president Teri Williams, joined the Boston bank in June 1995, investing $1 million in the then-struggling institution.

   They now own a majority stake.

   The bank lost $7 million from 1992 to 1996 and more than $2 million in 1996 alone, according to the Federal Deposit Insurance Corp. The FDIC issued a cease-and-desist order against the bank in 1993 but lifted it in the spring of last year.

   The bank reported earning $561,000 in 1997 and $705,000 in 1998.

Copyright c 1999 American Banker, Inc. All Rights Reserved.
http://www.americanbanker.com

LANGUAGE: ENGLISH

LOAD-DATE: September 15, 1999

U.S. BANKER, JANUARY 2000

SMALL AFRICAN-AMERICAN BANK SEES A BIG FUTURE

In a market where small and local is the rule, Boston Bank of Commerce is trying to build a coast-to-coast holding company of black-owned and managed financial services firms.

by Miriam Leuchter

Boston Bank of Commerce isn't the biggest bank owned and operated by African-Americans. Finishing 1999 with less than $150 million in assets, it doesn't even crack the nation's top 10. But the privately held, 17-year-old, state-chartered bank is easily the most ambitious.

Operating in a niche characterized by tiny, local institutions often run by people with little banking experience, chief executive Kevin Cohee wants to build the first national black-owned financial holding company. That means not just acquiring a string of African-American banks and thrifts in major metropolitan markets, but swiftly taking advantage of the recently passed financial modernization act to buy black-owned investment and insurance firms. When he can prove the concept works, perhaps after two years of making accretive acquisitions, he'll take the company public.

"This a classic roll-up strategy--to go around to African-American banks in major marketplaces, and give them the scale and resources necessary to be effective in the market. Now, these banks are too small. They don't have the capital, the products and services, and the management to succeed," Cohee says. "We're trying to create the minority financial institution that will not only survive into the 21st century, but will thrive."

With BBOC's recent purchase of a failed bank in Miami and its protracted battle for control of New York thrift Carver Bancorp, the nation's largest black-owned depository institution, Cohee has just started on the road to that goal. He expects to announce a deal in another major market by mid-February, and hopes to maintain a pace of two acquisitions a year, although he deems one a year more realistic.

He's likely to find plenty of new expansion opportunities soon. Of about 40 African- American-owned and operated banks and thrifts in the country, a handful are in shaky financial ground and may be looking for capital infusions and new management. A few others are in the kinds of major metropolitan markets BBOC would like to expand to, such as Los Angeles, Chicago and Detroit. (See the table on page 34.) And in the wake of the Gramm-Leach Bliley Act, any number of small investment and insurance companies are likely to be seeking bank partners as an avenue for new growth.

But assembling a profitable holding company from a ragtag assortment of small banks and financial services firms won't be easy.

"I think the strategy could work, but given what you're starting with, I'm not sure it's the best idea, especially if you're buying shaky institutions," says Joe Gladue, an equities analyst at Chapman Co., a Baltimore-based investment firm that specializes in minority- owned businesses. "If you bought up all the black-owned banks in the country, you'd be stretching it to get to $2 billion in assets."

That view misses the point, Cohee counters. "It's not what's there now that matters. That's not why I'm buying these things," he says. "I'm buying the market. Then, with name-brand recognition, and with banking, investment banking and insurance products and services, I've got a real platform for growth."

Cohee insists that he's merely riding the banking industry's consolidation wave, which until now has skipped African-American institutions. "Banks consolidate because it works from a financial perspective," he says. "You reduce operating costs and get better distribution. We're just taking a time-proven strategy and bringing it to a niche where it hasn't been done before. There's no magic to it."

Although the CEO concedes that his biggest challenge will be execution, as it is for any bank on an acquisition streak, he's confident that BBOC has the managerial expertise to make his vision a reality. "We've been able to devise a business model that works for this sector, and we have the managerial capability to build a bank that grows and produces substantial profits."

A Harvard-educated lawyer and former investment banker at Salomon Brothers, Cohee, 41, owns a majority stake in BBOC with his wife, Teri Williams. She's also a Harvard graduate (with an MBA from its business school) and a former American Express executive who serves as the bank's senior vice president of marketing. In 1995, with a $1 million investment, the two rescued what was then a foundering bank, taking over its management in 1996.

The couple quickly built a name for the bank with innovative products, including the Unity VISA Card, which pays a percentage of each charge to a cause chosen by cardholders from an array of African-American nonprofits, including the NAACP Legal Defense Fund and the United Negro College Fund. They brought in a raft of experienced bankers and other managers, many of them fellow Ivy Leaguers, to help create a competitive package of banking products and services. And they forged strong ties with key Boston politicians, corporate leaders and community development professionals.

A Higher Profile
All of that has paid off in both business and influence. BBOC's assets have been growing swiftly, rising from $55 million in 1996 to $74 million in 1997, $100 million in 1998 and more than $140 million now. The bank's most recent call report, for third-quarter 1999, was not available at press time, but Cohee said in early December that return on assets was running at about 1.25%. (Its June 30 call report listed year-to-date ROA as 0.78% and return on equity as 10.15%.)

And BBOC boasts accounts, credit line participations and other banking relationships with a host of public- and private-sector entities. Among them:
Boston's subway and airport authorities, the state turnpike authority, Gillette Co., Raytheon Co., General Motors Corp. and American Express Co. "Our customer base is incredible," Cohee says. Dismissing the notion of African-American banks as solely focused on low- and moderate-income retail customers, he says, "These institutions have the ability to attract major customers. The real key is, do you have the products and services to offer them profitably?"

To be sure, BBOC doesn't expect to be the sole bank for organizations that size, but it does expect to win a seat at the table. It pays better rates than much larger banks, and, Cohee says, "We offer neat products." Like many community banks, it proffers a higher level of service, where business customers can actually get the CEO on the phone and can have services tailored to their needs. On top of that, Cohee believes he has a real advantage in his staff: "Our people are much more sophisticated and better educated" than most of the bankers who deal with business clients at big banks.

The Boston bank also knows how to play hard-ball. Last year, Cohee made what many observers considered a brash offer to the directors of Carver Bancorp, which had recently jettisoned its CEO after several years of poor returns and a failed foray into consumer lending. (With more than $400 million in assets, the publicly traded Harlem-based thrift is the largest financial institution run by and primarily owned by African-Americans; BBOC owns more than 7% of the stock.) Cohee's offer: buy out BBOC and install him as CEO of the merged institution.

Carver's directors didn't bite. Instead, they hired Deborah C. Wright, a Harvard Law classmate of Cohee's who had been running the Upper Manhattan Empowerment Zone Corp. But BBOC continued to fight. The bank sued Carver to force it to hold its long- delayed annual shareholders meeting for 1999--it's now scheduled for next month--and hopes to win two board seats. "We're in favor of having the voice of shareholders heard," says Robert Patrick Cooper, the bank's senior counsel, another Harvard Law classmate and a close friend of Cohee.

As with Carver, not all of BBOC's efforts to expand have met with success. Witness its attempt to buy a slew of Boston-area branches put up for sale in the merger that created FleetBoston Financial Corp. last year. The bank originally wanted to buy as many as 18 branches with some $800 million in deposits. Unable to come to an agreement with FleetBoston officials, even for fewer branches, BBOC emerged as an issue at public hearings on the merger held by the Federal Reserve Board last summer. Massachusetts State Sen. Diane Wilkerson, political activist Rev. Al Sharpton, Abdul Jabbar Muhammad, representing the Nation of Islam, and others urged the Fed to make its approval of the merger contingent in part on BBOC obtaining branches. That maneuver failed, and in November, FleetBoston rejected its most recent bid.

As the speakers at the Fed hearing made clear, however, the bank plays a crucial role in community development in Boston. Serving a market niche long considered too unprofitable or risky for most banks (until they were compelled by the Community Reinvestment Act), BBOC is committed to inner-city, low-income neighborhoods. "We're 100 percent focused on community development in our service area," Cooper says.

BBOC, certified as a Community Development Financial Institution by the U.S. Treasury Department in a program created in 1994, is one of just 19 banks with that designation. Under the program, CDFIs get special funding from the government, although they're required to match those funds with money from other sources.

Many of the other bank CDFIs are subsidiaries of major commercial banks, and have their resources--and deep pockets--to draw on. Yet BBOC does not necessarily see them as competitors. For one thing, most CRA-related bank efforts go into retail banking, housing development and mortgages, while the Boston bank lends to the small businesses, nonprofit organizations and houses of worship that still have a hard time getting bank financing. One of its clients is a nonprofit health-care center that serves 40,000 people. "We lend with the notion of gaining the most economic impact on the communities we serve," Cooper says.

It also does more than just lend. Its staff, including Cooper, provides a substantial amount of expertise to community development groups, small business owners and others who need assistance in managing their businesses, solving financial problems and planning for the future.

For example, Cooper points to the Boston area of Grove Hall, on which BBOC focused "brick by brick." It brought together a neighborhood development organization, financed a mosque and lent to local restaurants. "We helped provide stability to that area," Cooper says. "Our bank even assembled land there and carried it on our books, so we could bring in public-sector and other private funds. Now they're building a mall in the neighborhood." Work like that has earned BBOC an "Outstanding" CRA rating from both state and federal regulators every year since 1996.

It's just this combination of business acumen, political savvy and dedication to community development that brought BBOC into Miami. In September, the Office of the Comptroller of the Currency shut down People's National Bank of Commerce, an African-American-owned bank based in Miami's Liberty City neighborhood, appointing the FDIC as receiver. The FDIC immediately sold all of its $36.1 million in deposits (in 5,000 accounts) and $34 million of its $37.6 million in assets to BBOC. The Boston bank paid just $1.8 million.

Observers of the Miami banking scene applauded the takeover. People's had a long history of bad loans and little board and management supervision. It had been bailed out by Dade County back in 1983, and had a lousy track record on CRA, despite being one of the only banks in an impoverished neighborhood. (It also has a branch in the Fort

Lauderdale neighborhood of Lauderdale Lakes, which has a large Caribbean population.)

"They could have pulled the plug on People's a year ago," says Kenneth H. Thomas, an independent bank analyst and CRA expert who lives in Miami. "The good news was that they were able to keep African-American ownership--it's the only African-American- owned bank in Florida."

Thomas was impressed with how quickly BBOC brought in nearly a dozen bankers to remake the institution, now branches of the Boston bank but doing business under the name Peoples Bank of Commerce. The branches will eventually be run by local staff who know the complex South Florida market.

According to Cooper, after its first full month of operating under BBOC, the Miami bank had already turned a profit. "It's a clean bank now, with tighter controls. It was being drained left, right and center," he says. "We'd like to think good management has something to do with it. A lot of that was our ability to mold it in our image."

He and Cohee, along with other members of their team, have been spending a lot of time in Miami, not just working on the bank, but meeting with local corporations, government agencies and the political powers that be, from the mayor and members of the county government to senators and members of Congress.

But the challenges there are great, and very different from what BBOC has faced in Boston. Peoples' main office is in the heart of a neighborhood that's wracked by night- time crime, Cooper says. "The community needs a lot more than just on bank--it needs large infusions of capital."

For BBOC to win business from corporations and government agencies in Miami, it will probably have to buy or establish branches in other neighborhoods. After all, community development may be a big part of the bank's mission, but as Cohee notes with a chuckle, "We aren't a philanthropic organization."

He believes, however, that thriving as a business is essential to the work that it does. "We're absolutely dedicated to serving our community, but I truly believe that in order to do that, we have to be strong, profitable and act as a role model for successful businesses," he says. "We want to be more profitable than the typical bank, growing at a faster rate, offering better products and services--while at the same time having a sensitivity to the needs of our community."

At a Glance
o Boston Bank of Commerce
o Established: 1982
o Assets: $140 - $150 million (estimated, year-end 1999)
o Offices: 2 in Boston, 2 in So. Florida
o Ownership: Privately held

Inset Table:

COHEE'S SHOPPING LIST

                                BANKS AND THRIFTS
                                BBOC MAY CONSIDER
                       AFRICAN-AMERICAN-OWNED INSTITUTIONS
                    IN MAJOR MARKETS OR IN TROUBLE - OR BOTH

 ..............................................................................................................
INSTITUTION                              HQ                          ASSETS                   BAUER
                                                                     ($ MILLIONS)             RATING*
---------------------------------------- --------------------------- -----------------------  ----------------
Carver Bancorp                           New York, NY                421.3                    ***
 ........................................ ........................... .......................  ................
Independence FSB                         Washington, DC              264.5                    *****
 ........................................ ........................... .......................  ................
Seaway Bancshares Inc.                   Chicago, IL                 243.4                    *****
 ........................................ ........................... .......................  ................
Highland Community Co.                   Chicago, IL                 243.3                    ****
 ........................................ ........................... .......................  ................
Citizens Bancshares Corp.                Atlanta, GA                 203.1                    *****
 ........................................ ........................... .......................  ................
Family Savings Bank                      Los Angeles, CA             179.8                    ***
 ........................................ ........................... .......................  ................
Broadway FSB                             Los Angeles, CA             160.6                    *****
 ........................................ ........................... .......................  ................
First Independence Corp.                 Detroit, MI                 118.7                    ***1/2
 ........................................ ........................... .......................  ................
Illinois-Service FSB                     Chicago, IL                 113.7                    *****
 ........................................ ........................... .......................  ................
Founders National Bank                   Los Angeles, CA             104.4                    ***1/2
 ........................................ ........................... .......................  ................
Capitol City Bancshares, Inc.            Atlanta, GA                 56.1                     *****
 ........................................ ........................... .......................  ................
Mutual Federal Savings Bank              Atlanta, GA                 37.3                     zero
 ........................................ ........................... .......................  ................
United National Bank                     Fayetteville, NC            36.6                     zero
 ........................................ ........................... .......................  ................
Home Federal Savings Bank                Detroit, MI                 26.7                     ***
 ........................................ ........................... .......................  ................
United Bank & Trust Co.                  New Orleans, LA             23.5                     **
 ........................................ ........................... .......................  ................
American State Bank                      Tulsa, OK                   16.6                     **
 ........................................ ........................... .......................  ................
* On a zero to five-star scale           Data as of June 30, 1999

Source: BAUER FINANCIAL Reports, Inc., Coral Gables, Fla., www.bauerfinancial.com
 ..............................................................................................................


                            BOSTON BANK OF COMMERCE

                         Carver Shareholder Presentation



                                     AGENDA

The Boston Bank of Commerce is a leading African American financial institution focused on promoting community development and increasing shareholder value.

The Bank's management team is credited with the turnaround of the institution and is viewed as one of the strongest management teams in the black banking sector.

o    Introduction

o    Highlights & Accomplishments

o    The Issue

o    The Facts

                                  INTRODUCTION

Boston Bank of Commerce

o        Only inter-state African-American bank

o        Community Development Financial Institution

o        State Chartered, Non-member FDIC Commercial Bank

o        Significant asset and profit growth

                                  INTRODUCTION

Management Team

-    Diverse management team with a broad base of expertise:

     o    Corporate Finance / Mergers & Acquisitions

     o    Marketing and Product Development

     o    Operations and Technology

     o    Banking and Bank regulations

-    Strong track record for success:

     o    Financial turnaround, capital raising, acquisitions, loan sale, etc.

                                      BBOC
                              FINANCIAL HIGHLIGHTS

(in millions)              1999     1998     1997    1996
-------------              ----     ----     ----    ----
Net Interest Income        $4.8     $3.6    $3.4     $3.2
Net income                 $1.8     $0.7    $0.6    ($3.6)
Total Assets             $137.7   $103.7   $74.1    $58.5
Total Equity               $9.4     $8.3    $8.2     $1.6
Tier 1 Leverage Ratio      6.8%     9.9%    12.0%    2.6%
Return on Assets           1.6%     0.9%     0.9%   (5.7%)
Efficiency Ratio          78.0%    76.3%    79.8%  145.6%

Source: Audited financial data for years 1996, 1997 and 1998. Unaudited internal financial statements for 1999.

                           FINANCIAL HIGHLIGHTS--BBOC



BAR CHART depicting Net Interest Income

'96     $3,249
'97     $3,362
'98     $3,606
'99     $4,891



BAR CHART depicting Net Income

'96     ($3,603)
'97     $561
'98     $705
'99     $1,804



BAR CHART depicting Total Assets

'96     $58.5
'97     $74.1
'98    $103.7
'99    $137.7


Source: Audited financial data for years 1996, 1997 and 1998. Unaudited internal financial statements for 1999.

                                ACCOMPLISHMENTS

The Boston Bank of Commerce has achieved significant accomplishments under the leadership of Kevin Cohee and Teri Williams:

-    Eliminated Cease & Desist Order
-    Achieved significant asset and earnings growth
-    Raised $7.0 million in new capital
-    Introduced branded credit card (UNITY Visa)
-    Obtained CDFI designation from U.S. Treasury Dept.
-    Sold non-performing loan portfolio
-    Reduced operating cost and improved efficiency
-    Acquired Peoples National Bank of Commerce
-    Completed data processing conversion of Peoples
-    Established 7.25% ownership position in Carver Bancorp

                                    THE ISSUE

Boston Bank of Commerce is the fourth largest Carver Bancorp shareholder. In 1999, BBOC nominated Kevin Cohee and Teri Williams to Carver's Board of Directors. BBOC took this action because of the failure of Carver's Board to fulfill its two-fold mission of achieving financial success and developing inner-city communities. The current Carver Board directed the bank to five years of poor financial performance which culminated with March 1999's ($4.45) million dollar loss.

This is the same Board that has unanimously recommended that you vote for the status quo in the upcoming February 24, 2000 shareholder meeting.

We, as shareholders, believe it's time for a change.

                                    THE FACTS

Carver's proxy materials contain the following information about Carver's stock price performance, financial performance and its recent issue of Preferred Stock.

o    Stock Price Performance
     -    In the 4 1/2years from October 1994 to March 1999:
          o    Carver's stock priced increased 14.5%
          o    NASDAQ stock index increased 234%
          o    NASDAQ Savings Bank stocks increased 175%

                                    THE FACTS

                     Carver Bancorp Stock Price Performance


Graph depicting comparison of total returns of CNY, NASDAQ and Savings Banks

               Oct-94   Mar-95  Mar-96  Mar-97  Mar-98  Mar-99
               ------   ------  ------  ------  ------  ------
CNY             100      89.8   114.3   125.7   193.8   114.5
NASDAQ          100     108.5   147.5   163.8   248.4   334.3
Savings Banks   100     108     147.6   202     347     274.6

                                   THE FACTS

o    Financial Performance
     - Carver has reported losses in two of the last five years. These losses have been achieved in the context of a booming U.S. economy
     - Stockholders book value per share declined from $16.28 in 1995 to $14.13 in 1999 or 13.20 percent
     - Return on assets have been at or below 0.25% in each of the last five years (Market Guide reports a five year average ROA for savings banks and thrifts of 1.26%)
     - In 1999 Carver reported $3.4 million in loan charge-offs; the equivalent of $1.55 per share loss

                                    THE FACTS

Chart depicting CNY  Net Income

'95        845
'96        753
'97     (1,740)
'98      1,046
'99     (4,453)

Chart depicting CNY  Book Value
per Share Index


'95     100.0
'96     98.4
'97     96.7
'98     99.8
'99     86.8

Chart depicting CNY
Return on Total Assets vs. Market Guide average return on Assets
               5 Yr Avg
               --------
'95     0.25%   1.26%
'96     0.21%   1.26%
'97    -0.47%   1.26%
'98     0.25%   1.26%
'99    -1.05%   1.26%

Source: Carver Bancorp Form 10K.

                                    THE FACTS

o    Preferred Stock Issuance
     - On January 11, 2000, Carver issued 40,000 shares of Class A Preferred Stock to Morgan Stanley and 60,000 shares of Class B Preferred Stock to Provender Opportunities Fund L.P.
     - The Preferred Stock was sold at a price of $25.00 per share and can be converted into 2.083 shares of Carver common stock representing $12.00 per common share.
     - Each share of the Preferred Stock is entitled to receive an annual cumulative dividend of $1.96 per share.
     - Morgan Stanley and Provender signed a Securities Purchase Agreement which requires them to obtain Carver's Board's prior consent to grant any proxies - in essence a voting agreement with Carver's Board.
     - After 5 years, Morgan Stanley and Provender can require Carver to repurchase the shares.

                                    THE FACTS

Bar Chart depicting

       Carver Dividend History '95 - '99 vs Comparable Preferred Dividend

'95       '96       '97       '98       '99       Preferred

$0.00     $0.00     $0.05     $0.05     $0.01     $0.95

Comparable preferred dividend calculated by dividing $1.96875 by 2.083.

                                    THE FACTS

o Why has Carver's stock price performance lagged major indices and peer companies?

o Why couldn't Carver achieve positive earnings growth and market rates of return in the midst of a U.S. economic expansion?

o Why should Morgan Stanley and Provender earn a $0.94 per equivalent share dividend when shareholders have earned $0.11 over the last five years?

o Why were the shares sold to Morgan Stanley and Provender on the record date with a voting agreement?

                                   THE FACTS

o BBC Capital, filed a complaint against Carver's Board to compel the annual shareholder meeting. Carver capitulated and announced the meeting to be held on February 24, 2000.

o BBC Capital filed a complaint against Carver's Board, Morgan Stanley and Provender to stop them from stuffing the ballot box. We strongly believe the shareholders of Carver should decide the direction of Carver in a fair and free election.

                                   THE FACTS

IT'S TIME FOR A CHANGE IN THE CARVER BOARD OF DIRECTORS

WE URGE YOU TO RETURN THE BLUE PROXY CARD AND VOTE FOR KEVIN COHEE AND TERI WILLIAMS